Filed Pursuant to Rule 424(b)(2)
Registration No. 333-233663

PRICING SUPPLEMENT dated December 30, 2020 (To ETF Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019 and Prospectus dated December 16, 2019)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

☐	Linked to an unequally weighted basket comprised of the SPDR® Dow Jones® Industrial AverageSM ETF Trust (50%), the SPDR® S&P MidCap 400® ETF Trust (30%) and the iShares® Russell 2000 ETF (20%)

☐	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Basket from its Initial Price to its Final Price. The payment at maturity will reflect the following terms:

☐ If the value of the Basket increases, you will receive the principal amount plus 125% participation in the upside performance of the Basket, subject to a maximum return at maturity of 20% of the principal amount

☐ If the value of the Basket does not change or decreases but the decrease is not more than 10%, you will be repaid the principal amount

☐ If the value of the Basket decreases by more than 10%, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 10%

☐	Investors may lose up to 90% of the principal amount

☐	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue the shares of the Basket Components or any securities held by the Basket Components for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment

☐	No periodic interest payments or dividends

☐	No exchange listing; designed to be held to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PRS-8 herein and beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus ).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Underwriting Discount (1) (2)	Proceeds to CIBC
Per Security	$1,000.00	$30.70	$969.30
Total	$1,210,000.00	$37,147.00	$1,172,853.00

(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of $30.70 per security. The agent may resell the securities to other securities dealers at the principal amount less a concession of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.
(2)	In respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is $932.70 per security. The estimated value is less than the principal amount of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

TERMS OF THE SECURITIES

The information in this “Terms of the Securities” section is only a summary and is qualified by the more detailed information set forth in this pricing supplement, the underlying supplement, the prospectus supplement and the prospectus, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce
Reference Asset:	An unequally weighted basket (the "Basket") comprised of the following Basket Components, with the weighting of each Basket Component noted parenthetically: the SPDR® Dow Jones® Industrial AverageSM ETF Trust (50%) (Bloomberg ticker symbol “DIA”) (the “DIA”), the SPDR® S&P MidCap 400® ETF Trust (30%) (Bloomberg ticker symbol “MDY”) (the “MDY”) and the iShares® Russell 2000 ETF (20%) (Bloomberg ticker symbol “IWM”) (the “IWM”) (each, a “Basket Component”)
Pricing Date:	December 30, 2020
Issue Date:	January 5, 2021
Final Valuation Date:	June 27, 2024. If such day is not a Trading Day with respect to any Basket Component, the Final Valuation Date for each Basket Component will be postponed to the next succeeding day that is a Trading Day with respect to each Basket Component. The Final Valuation Date for a Basket Component is also subject to postponement due to the occurrence of a market disruption event with respect to such Basket Component. See “Additional Terms of the Securities—Market Disruption Events” in this pricing supplement.
Stated Maturity Date:	July 5, 2024. If the Final Valuation Date is postponed for any Basket Component, the Stated Maturity Date will be the later of (i) July 5, 2024 and (ii) three Business Days after the last Final Valuation Date, as postponed. No interest will be paid in respect of such postponement. See “Additional Terms of the Securities—Market Disruption Events” below. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to the Stated Maturity Date.
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.

Redemption Amount:

On the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the Redemption Amount. The “Redemption Amount” per security will equal:

•  if the Final Price is greater than the Initial Price: the lesser of:

(i) $1,000 plus:

$1,000 x	Final Price – Initial Price	x Participation Rate	; and
Initial Price

(ii) the Capped Value;

•  if the Final Price is less than or equal to the Initial Price, but greater than or equal to the Threshold Price: $1,000; or

•  if the Final Price is less than the Threshold Price: $1,000 minus:

$1,000 x	Threshold Price – Final Price
Initial Price

If the Final Price is less than the Threshold Price, you will receive less, and up to 90% less, than the principal amount of your securities at maturity.
Threshold Price:	90, which is equal to 90% of the Initial Price.
Participation Rate:	125%
Capped Value:	120% of the principal amount ($1,200 per security). As a result of the Capped Value, the maximum return at maturity of the securities will be 20% of the principal amount.
Initial Price:	100

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

Final Price:	The “Final Price” will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the Component Return of the DIA, (B) 30% of the Component Return of the MDY, and (C) 20% of the Component Return of the IWM.
Component Return:

The “Component Return” of a Basket Component will be equal to:

Final Component Price – Initial Component Price

Initial Component Price

where,

• the “Initial Component Price” is the Fund Closing Price of such Basket Component on the Pricing Date, as set forth below; and

• the “Final Component Price” will be the Fund Closing Price of such Basket Component on the Final Valuation Date.

The Initial Component Prices of the Basket Components are as follows: DIA ($304.13), MDY ($419.43) and IWM ($196.41).

Fund Closing Price:	The “Fund Closing Price” with respect to a Basket Component on any Trading Day means the product of (i) the Closing Price of one share of such Basket Component (or one unit of any other security for which a Fund Closing Price must be determined) on such Trading Day and (ii) the Adjustment Factor applicable to such Basket Component on such Trading Day.
Closing Price:	The “Closing Price” with respect to one share of a Basket Component (or one unit of any other security for which a closing price must be determined) on any Trading Day means the official closing price on such day published by the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, on which such Basket Component (or any such other security) is listed or admitted to trading.
Adjustment Factor:	The “Adjustment Factor” means, with respect to a share of a Basket Component (or one unit of any other security for which a Fund Closing Price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of such Basket Component. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to a Basket Component; Alternate Calculation” below.
Calculation Agent:	CIBC
Material U.S. Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.
Agent’s Underwriting Discount and Other Fees:

Wells Fargo Securities. The agent will receive an underwriting discount of $30.70 per security. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of $20.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13605WP70 / US13605WP706

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

DETERMINING PAYMENT AT MATURITY

On the Stated Maturity Date, you will receive a cash payment per security (the Redemption Amount) calculated as follows:

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

HYPOTHETICAL PAYOUT PROFILE

The following profile is based on the Capped Value of 120.00% of the principal amount or $1,200.00 per security, the Participation Rate of 125% and the Threshold Price equal to 90% of the Initial Price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Price and whether you hold your securities to maturity.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the prospectus dated December 16, 2019 (the “prospectus”), the prospectus supplement dated December 16, 2019 (the “prospectus supplement”) and the ETF Underlying Supplement dated December 16, 2019 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying supplement dated December 16, 2019:
https://www.sec.gov/Archives/edgar/data/1045520/000110465919073069/a19-25016_13424b2.htm

•	Prospectus supplement dated December 16, 2019:
https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•	Prospectus dated December 16, 2019:
https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

INVESTOR CONSIDERATIONS

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek 125% leveraged exposure to any upside performance of the Basket if the Final Price is greater than the Initial Price, subject to the maximum return at maturity of 20% of the principal amount;
•	desire to limit downside exposure to the Basket through the 10% buffer;
•	understand that if the Final Price is less than the Initial Price by more than 10%, they will receive at maturity less, and up to 90% less, than the principal amount per security;
•	are willing to forgo periodic interest payments on the securities and dividends on shares of the Basket Components; and
•	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
•	are unwilling to accept the risk that the Final Price of the Basket may decrease by more than 10% from the Initial Price;
•	seek uncapped exposure to the upside performance of the Basket;
•	seek full return at maturity of the principal amount of the securities;
•	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price;
•	seek current income;
•	are unwilling to accept the risk of exposure to each of the large capitalization, mid-sized capitalization and small capitalization segments of the United States equity markets;
•	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;
•	are unwilling to accept the credit risk of Canadian Imperial Bank of Commerce to obtain exposure to the Basket generally, or to the exposure to the Basket that the securities provide specifically; or
•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein for risks related to an investment in the securities.

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

RISK FACTORS

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities or the Basket Components. You should carefully consider the risk factors set forth below and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as well as the other information contained in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the Stated Maturity Date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances. The indices underlying the Basket Components are sometimes referred to collectively as the “Underlying Indices” and individually as an “Underlying Index.”

Risks Relating To The Structure Of The Securities

If The Final Price Is Less Than The Threshold Price, You Will Receive At Maturity Less, And Up To 90% Less, Than The Principal Amount Of Your Securities.

We will not repay you a fixed amount on the securities on the Stated Maturity Date. The Redemption Amount will depend on the direction of and percentage change in the Final Price of the Basket relative to the Initial Price and the other terms of the securities. Because the value of the Basket will be subject to market fluctuations, the Redemption Amount you receive may be more or less, and possibly significantly less, than the principal amount of your securities.

If the Final Price is less than the Threshold Price, the Redemption Amount that you receive at maturity will be reduced by an amount equal to the decline in the value of the Basket to the extent it is below the Threshold Price (expressed as a percentage of the Initial Price). The Threshold Price is 90% of the Initial Price. As a result, you may receive less, and up to 90% less, than the principal amount per security at maturity even if the value of the Basket is greater than or equal to the Initial Price or the Threshold Price at certain times during the term of the securities.

Even if the Final Price is greater than the Initial Price, the amount you receive at maturity may only be slightly greater than the principal amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

Your Return Will Be Limited By The Capped Value And May Be Less Than The Return On A Direct Investment In The Basket Components.

The opportunity to participate in the possible increases in the prices of the Basket Components through an investment in the securities will be limited because the Redemption Amount will not exceed the Capped Value. Furthermore, the effect of the Participation Rate will be progressively reduced for all Final Prices exceeding the Final Price at which the Capped Value is reached.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.

Changes In The Prices Of The Basket Components May Offset Each Other.

Fluctuations in the prices of the Basket Components may not correlate with each other. Even if the Final Component Price of a Basket Component increases, the Final Component Prices of the other Basket Components may not increase as much or may even decrease. Therefore, in calculating the Final Price of the Basket, an increase in the Final Component Price of a Basket Component may be moderated, or wholly offset, by a lesser increase or a decrease in the Final Component Prices of the other Basket Components. In addition, because the Basket Components are not equally weighted, increases in the prices of lower weighted Basket Components may be offset by even small decreases in the prices of the more heavily weighted Basket Components.

The Stated Maturity Date Will Be Postponed If The Final Valuation Date Is Postponed.

The Final Valuation Date with respect to a Basket Component will be postponed if the originally scheduled Final Valuation Date is not a Trading Day with respect to any Basket Component or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Basket Component on the Final Valuation Date. If such a postponement occurs, the

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the last Final Valuation Date, as postponed.

Risk Relating To An Investment In Canadian Imperial Bank of Commerce’s Structured Debt Securities, Including The Securities

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the shares of the Basket Components or any securities held by the Basket Components for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities exceeds our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities was determined by reference to our internal pricing models when the terms of the securities were set. This estimated value was based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the securities and could have an adverse effect on any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the four-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this four-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

Risks Relating To The Value Of The Securities And Any Secondary Market

The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity will be affected by the then-current prices of the Basket Components, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date.

•	Basket Performance. The value of the securities prior to maturity will depend substantially on the then-current value of the Basket. The price at which you may be able to sell the securities before maturity may be at a discount, which could be substantial, from their principal amount, if the value of the Basket at such time is less than, equal to or not sufficiently above its Initial Price.

•	Capped Value. We anticipate that the value of the securities will always be at a discount to the Capped Value.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Basket. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Basket or the Basket Components changes.

•	Correlation Among Basket Components. Correlation refers to the extent to which the prices of the Basket Components tend to fluctuate at the same time, in the same direction and in similar magnitudes. The correlation among Basket Components may be positive, zero or negative. The value of the securities may be affected if the correlation among the Basket Components changes.

•	Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current value of the Basket. This difference will most likely reflect a discount due to expectations and uncertainty concerning the value of the Basket during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current value of the Basket.

•	Dividend Yields On Securities Held by The Basket Components. The value of the securities may be affected by the dividend yields on the Basket Components or the securities held by the Basket Components (the amount of such dividends may adversely affect the Closing Price of the shares of a Basket Component).

•	Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the prices of the Basket Components, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Basket.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity.

Risks Relating To The Basket Components

The Securities Will Be Subject To Small-Capitalization Or Mid-Capitalization Companies Risk.

The MDY and the IWM will invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore the share price of the MDY and the IWM may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the MDY or the IWM to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These factors could adversely affect the prices of the MDY and the IWM during the term of the securities, which may adversely affect the value of your securities.

Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

The Adjustment Factor, as described herein, will be used to determine the Fund Closing Prices of the Basket Components. The Adjustment Factor will be adjusted by the calculation agent for certain events affecting the shares of the applicable Basket Component. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the Adjustment Factor, the value of the securities may be adversely affected.

The Performance Of A Basket Component May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of Such Basket Component, Especially During Periods Of Market Volatility.

Although a Basket Component is designed to track the performance of its Underlying Index, the performance of the Basket Component and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Basket Component may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Basket Component not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Basket Component, differences in trading hours between the Basket Component (or the underlying assets held by the Basket Component) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Basket Component are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Basket Component may differ from its net asset value per share; shares of the Basket Component may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Basket Component and the liquidity of the Basket Components may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Basket Component. As a result, under these circumstances, the market value of shares of the Basket Component may vary substantially from the net asset value per share of the Basket Component.

For the foregoing reasons, the performance of a Basket Component may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the securities, to the extent dependent on the performance of the Basket Components, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Initial Component Price and the Final Component Price, calculating the Component Return, the Final Price and the Redemption Amount, determining whether adjustments should be made to the Adjustment Factor, determining whether a market disruption event has occurred on the scheduled Final Valuation Date with respect to a Basket Component, which may result in postponement of the Final Valuation Date with respect to that Basket Component; determining the Closing Price of a Basket Component if the Final Valuation Date with respect to that Basket Component is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if publication of a Basket Component is discontinued, selecting a Successor Basket Component or, if no Successor Basket Component is available, determining the Fund Closing Price of that Basket Component on the Final Valuation Date and determining whether to adjust the Fund Closing Price of a Basket Component on the Final Valuation Date in the event of certain changes in or modifications to that Basket Component or its Underlying Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the prices of the Basket Components. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on a Basket Component or the Underlying Index or the companies whose securities are included in a Basket Component or an Underlying Index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on a Basket Component or the Underlying Index or the companies whose securities are included in a Basket Component or the Underlying Index could adversely affect the price of that Basket Component and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Basket Components and the Underlying Indices from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on a Basket Component or the Underlying Index or the companies whose securities are included in a Basket Component or the Underlying Index published on or prior to the Pricing Date could result in an increase in the price of that Basket Component on the Pricing Date, which would adversely affect investors in the securities by increasing the price at which the Basket Components must close on the Final Valuation Date in order for investors in the securities to receive a favorable return.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Basket Components may adversely affect the price of the Basket Components. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in a Basket Components or an Underlying Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the prices of the Basket Components and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in a Basket Components or an Underlying Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the Basket Components. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

activities, our hedge counterparty may acquire shares of the Basket Components or securities included in a Basket Components or an Underlying Index or listed or over-the-counter derivative or synthetic instruments related to the Basket Components or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in shares of the Basket Components or in any of the securities included in a Basket Components or an Underlying Index, or derivative or synthetic instruments related to the Basket Components or such securities, they may liquidate a portion of such holdings at or about the time of the Final Valuation Date or at or about the time of a change in the securities included in a Basket Components or an Underlying Index. These hedging activities could potentially adversely affect the prices of the shares of the Basket Components and, therefore, adversely affect the value of and your return on the securities.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the Basket Components. Our affiliates or any participating dealer or its affiliates may engage in trading in shares of the Basket Components or the securities included in a Basket Components or an Underlying Index and other instruments relating to the Basket Components or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the shares of the Basket Components and, therefore, adversely affect the value of and your return on the securities.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or fee that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

HYPOTHETICAL RETURNS

The following table illustrates, for the Participation Rate of 125%, the Capped Value of 120.00% of the principal amount or $1,200.00 per security, the Initial Price of 100.00, the Threshold Price of 90.00, a term to maturity of 3.5 years and a range of hypothetical Final Prices of the Basket:

●	the hypothetical percentage change from the Initial Price to the hypothetical Final Price;

●	the hypothetical Redemption Amount payable at maturity per security; and

●	the hypothetical pre-tax total rate of return.

Hypothetical Final Price	Hypothetical Percentage Change From the Initial Price to the Hypothetical Final Price	Hypothetical Redemption Amount Payable At Maturity Per Security	Hypothetical Pre-Tax Total Rate of Return
175.00	75.00%	$1,200.00	20.00%
150.00	50.00%	$1,200.00	20.00%
140.00	40.00%	$1,200.00	20.00%
130.00	30.00%	$1,200.00	20.00%
120.00	20.00%	$1,200.00	20.00%
116.00	16.00%	$1,200.00	20.00%
110.00	10.00%	$1,125.00	12.50%
105.00	5.00%	$1,062.50	6.25%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%

(1)	The Initial Price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at maturity and the resulting pre-tax rate of return will depend on the actual Final Price.

PRS-14

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

HYPOTHETICAL PAYMENTS AT MATURITY

Set forth below are four examples of payment at maturity calculations, reflecting the Participation Rate of 125%, the Capped Value of 120.00% of the principal amount or $1,200.00 per security, the Threshold Price of 90.00 and the Initial Price of 100.00, and assuming hypothetical Initial Component Prices, Final Component Prices and Component Returns as indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Initial Component Price of any Basket Component. The hypothetical Initial Component Price of $100.00 for each Basket Component has been chosen for illustrative purposes only and does not represent the actual Initial Component Price of any Basket Component. The actual Initial Component Price for each Basket Component is set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Prices of the Basket Components, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Redemption Amount is greater than the principal amount but less than the Capped Value:

	DIA	MDY	IWM
Initial Component Price:	$100.00	$100.00	$100.00
Final Component Price:	$106.00	$100.00	$110.00
Component Return:	6.00%	0.00%	10.00%

Based on the Component Returns set forth above, the hypothetical Final Price would equal:

100 × [1 + (50% × 6.00%) + (30% × 0.00%) + (20% × 10.00%)] = 105.00

Since the hypothetical Final Price is greater than the Initial Price, the Redemption Amount would equal:

$1,000 +	$1,000 x	105.00 – 100.00	x 125%	= $1,062.50
100.00

On the Stated Maturity Date, you would receive $1,062.50 per security.

Example 2. The Redemption Amount is equal to the Capped Value:

	DIA	MDY	IWM
Initial Component Price:	$100.00	$100.00	$100.00
Final Component Price:	$160.00	$150.00	$200.00
Component Return:	60.00%	50.00%	100.00%

Based on the Component Returns set forth above, the hypothetical Final Price would equal:

100 × [1 + (50% × 60.00%) + (30% × 50.00%) + (20% × 100.00%)] = 165.00

The Redemption Amount would be equal to the Capped Value since the Capped Value is less than:

$1,000 +	$1,000 x	165.00 – 100.00	x 125%	= $1,812.50
100.00

On the Stated Maturity Date, you would receive $1,200.00 per security.

In addition to limiting your return on the securities, the Capped Value limits the positive effect of the Participation Rate. If the Final Price is greater than the Initial Price, you will participate in the performance of the Basket at a rate of 125% up to a certain point.

However, the effect of the Participation Rate will be progressively reduced for Final Prices that are greater than 116.00% of the Initial Price since your return on the securities for any Final Price greater than 116.00% of the Initial Price will be limited to the Capped Value.

Example 3. The Redemption Amount is equal to the principal amount:

PRS-15

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

	DIA	MDY	IWM
Initial Component Price:	$100.00	$100.00	$100.00
Final Component Price:	$60.00	$110.00	$150.00
Component Return:	-40.00%	10.00%	50.00%

Based on the Component Returns set forth above, the hypothetical Final Price would equal:

100 × [1 + (50% × -40.00%) + (30% × 10.00%) + (20% × 50.00%)] = 93.00

In this example, the hypothetical Final Component Price of the DIA is less than its hypothetical Initial Component Price, while the hypothetical Final Component Price of the MDY and the IWM are greater than their respective hypothetical Initial Component Prices. Although the prices of the MDY and the IWM appreciated, the large decline in the price of the DIA completely offsets the appreciation of the prices of the MDY and the IWM, and results in the hypothetical Final Price of the Basket being less than its Initial Price.

Since the hypothetical Final Price is less than the Initial Price, but not by more than 10%, you would not lose any of the principal amount of your securities.

On the Stated Maturity Date, you would receive $1,000.00 per security.

Example 4. The Redemption Amount is less than the principal amount:

	DIA	MDY	IWM
Initial Component Price:	$100.00	$100.00	$100.00
Final Component Price:	$60.00	$50.00	$20.00
Component Return:	-40.00%	-50.00%	-80.00%

Based on the Component Returns set forth above, the hypothetical Final Price would equal:

100 × [1 + (50% × -40.00%) + (30% × -50.00%) + (20% × -80.00%)] = 49.00

Since the hypothetical Final Price is less than the Initial Price by more than 10%, you would lose a portion of the principal amount of your securities and receive the Redemption Amount equal to:

$1,000 –	$1,000 x	90.00 – 49.00	= $590.00
100.00

On the Stated Maturity Date, you would receive $590.00 per security.

To the extent that the actual Component Returns and Final Price differ from the values assumed above, the results indicated above would be different.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

ADDITIONAL TERMS OF THE SECURITIES

The definitions and provisions below supersede and replace the relevant definitions and provisions set forth in the underlying supplement.

Certain Definitions

A “Trading Day” with respect to a Basket Component means a day, as determined by the calculation agent, on which the Relevant Stock Exchange and each Related Futures or Options Exchange with respect to such Basket Component or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “Relevant Stock Exchange” for a Basket Component means the primary exchange or quotation system on which shares (or other applicable securities) of such Basket Component are traded, as determined by the calculation agent.

The “Related Futures or Options Exchange” for a Basket Component means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such Basket Component.

Market Disruption Events

A “market disruption event” means, with respect to a Basket Component, any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the Relevant Stock Exchange or otherwise relating to the shares (or other applicable securities) of such Basket Component or any successor Basket Component on the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such Relevant Stock Exchange or otherwise.
(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of such Basket Component or any successor Basket Component on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise.
(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of such Basket Component or any successor Basket Component on the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on that day.
(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of such Basket Component or any successor Basket Component on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day.
(E)	The closure of the Relevant Stock Exchange or any Related Futures or Options Exchange with respect to such Basket Component or any successor Basket Component prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, and (2) the submission deadline for orders to be entered into the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, system for execution at the close of trading on that day.
(F)	The Relevant Stock Exchange or any Related Futures or Options Exchange with respect to such Basket Component or any successor Basket Component fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to a Basket Component:

(1)	“close of trading” means the scheduled closing time of the Relevant Stock Exchange with respect to such Basket Component or any successor Basket Component; and

(2)	the “scheduled closing time” of the Relevant Stock Exchange or any Related Futures or Options Exchange on any Trading Day for such Basket Component or any successor Basket Component means the scheduled weekday closing

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing with respect to a Basket Component on the Final Valuation Date, then the Final Valuation Date for such Basket Component will be postponed to the first succeeding Trading Day for such Basket Component on which a market disruption event for such Basket Component has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day for such Basket Component after the originally scheduled Final Valuation Date, that eighth Trading Day shall be deemed to be the Final Valuation Date for such Basket Component. If the Final Valuation Date has been postponed eight Trading Days for a Basket Component after the originally scheduled Final Valuation Date and a market disruption event occurs or is continuing with respect to such Basket Component on such eighth Trading Day, the calculation agent will determine the Closing Price of such Basket Component on such eighth Trading Day based on its good faith estimate of the value of the shares (or other applicable securities) of such Basket Component as of the close of trading on such eighth Trading Day. Notwithstanding a postponement of the Final Valuation Date for a particular Basket Component due to a market disruption event with respect to such Basket Component, the originally scheduled Final Valuation Date will remain the Final Valuation Date for any Basket Component not affected by a market disruption event.

Anti-dilution Adjustments Relating to a Basket Component; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the Adjustment Factor with respect to a Basket Component as specified below if any of the events specified below occurs with respect to such Basket Component and the effective date or ex-dividend date, as applicable, for such event is after the Pricing Date and on or prior to the Final Valuation Date for such Basket Component.

The adjustments specified below do not cover all events that could affect a Basket Component , and there may be other events that could affect a Basket Component for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, a Basket Component , with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected Basket Component.

For any event described below, the calculation agent will not be required to adjust the Adjustment Factor for a Basket Component unless the adjustment would result in a change to such Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)            Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred with respect to a Basket Component, then once such split has become effective, the Adjustment Factor for such Basket Component will be adjusted to equal the product of the prior Adjustment Factor for such Basket Component and the number of securities which a holder of one share (or other applicable security) of such Basket Component before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)            Stock Dividends

If a dividend or distribution of shares (or other applicable securities) of a Basket Component has been made by such Basket Component ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor for such Basket Component will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor for such Basket Component and the number of shares (or other applicable security) of such Basket Component which a holder of one share (or other applicable security) of such Basket Component before the ex-dividend date would have owned or been entitled

PRS-18

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of such Basket Component paid or distributed is based on a fixed cash equivalent value.

(C)            Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred with respect to a Basket Component, then the Adjustment Factor for such Basket Component will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor for such Basket Component and a fraction, the numerator of which is the closing price per share (or other applicable security) of such Basket Component on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of such Basket Component on the Trading Day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of a Basket Component will equal the amount per share (or other applicable security) of such Basket Component of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of a Basket Component described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)            Other Distributions

If a Basket Component declares or makes a distribution to all holders of the shares (or other applicable security) of such Basket Component of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)            Reorganization Events

If a Basket Component , or any successor Basket Component, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and such Basket Component is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Adjustment Factor for such Basket Component or the method of determining the payment at stated maturity, or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If a Basket Component is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to such Basket Component, then, upon the calculation agent’s notification of that determination to the trustee and the Bank, any subsequent Fund Closing Price for such Basket Component will be determined by reference to the Fund Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “Successor Basket Component”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If a Basket Component undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any Fund Closing Price of such Basket Component is to be determined and the calculation agent determines that no Successor Basket Component is available at such time, then the calculation agent will, in its discretion, calculate the Fund Closing Price for such Basket Component on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such Basket Component, provided that if the calculation agent determines in its discretion that it is not practicable to

PRS-19

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

replicate such Basket Component (including but not limited to the instance in which an Underlying Index sponsor discontinues publication of the relevant Underlying Index), then the calculation agent will calculate the Fund Closing Price for such Basket Component in accordance with the formula last used to calculate such Fund Closing Price before such liquidation event, but using only those securities that were held by such Basket Component immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a Successor Basket component is selected or the calculation agent calculates the Fund Closing Price as a substitute for a Basket Component, such Successor Basket Component or Fund Closing Price will be used as a substitute for such Basket Component for all purposes, including for purposes of determining whether a market disruption event exists with respect to such Basket Component. Notwithstanding these alternative arrangements, a liquidation event with respect to a Basket Component may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating a Basket Component or a Successor Basket Component, or the related Underlying Index, is changed in a material respect, or if a Basket Component or a Successor Basket Component is in any other way modified so that such Basket Component does not, in the opinion of the calculation agent, fairly represent the price of the securities of such Basket Component or such Successor Basket Component had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any Fund Closing Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of a Basket Component comparable to such Basket Component or such Successor Basket Component, as the case may be, as if such changes or modifications had not been made, and calculate the Fund Closing Price of such Basket Component and the payment at stated maturity with reference to such adjusted closing price of such Basket Component or such Successor Basket Component, as applicable.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the section “Description of Senior Debt Securities – Events of Default” in the accompanying prospectus) with respect to the securities, the amount payable on the securities will be equal to the Redemption Amount, calculated as though the date of acceleration were the Final Valuation Date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any payments with respect to the securities in addition to the Redemption Amount, calculated as set forth in the preceding paragraph. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying prospectus.

PRS-20

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

HYPOTHETICAL HISTORICAL PERFORMANCE OF THE BASKET

The Basket will represent an unequally weighted portfolio of the following Basket Components, with the weighting of each Basket Component noted parenthetically: the SPDR® Dow Jones® Industrial AverageSM ETF Trust (50%), the SPDR® S&P MidCap 400® ETF Trust (30%) and the iShares® Russell 2000 ETF (20%). The value of the Basket will increase or decrease depending upon the performance of the Basket Components. For more information regarding the Basket Components, see the information provided herein and in the accompanying underlying supplement. The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the Pricing Date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2015 to December 30, 2020, assuming that the Basket was constructed on January 1, 2015 with an Initial Price of 100 and that each of the Basket Components had the applicable weighting as of such day. We obtained the Closing Prices and other information used by us in order to create the graph below from Bloomberg without independent verification.

The hypothetical historical Basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-21

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

THE SPDR® DOW JONES® INDUSTRIAL AVERAGESM ETF TRUST

The DIA seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Dow Jones Industrial AverageSM. The Dow Jones Industrial AverageSM is composed of 30 “blue-chip” U.S. stocks. This Basket Component trades on the NYSE Area, Inc. (the “NYSE”) under the ticker symbol “DIA”.

Information provided to or filed with the SEC by the DIA pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-31247 and 811-09170, respectively, through the SEC’s website at http://www.sec.gov. See “Reference Sponsors and Fund Descriptions—The SPDR® Dow Jones® Industrial Average ETF Trust” beginning on page S-38 of the accompanying underlying supplement for additional information about the DIA.

In addition, information about the DIA may be obtained from other sources including, but not limited to, the DIA’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the DIA is accurate or complete.

Historical Data

We obtained the Closing Prices of the DIA in the graph below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of the DIA should not be taken as an indication of future performance, and no assurances can be given as to the Closing Price of the DIA on the Final Valuation Date. We cannot give you assurance that the performance of the DIA will result in any positive return on your initial investment.

The following graph sets forth daily Closing Prices of the DIA for the period from January 1, 2015 to December 30, 2020. The Closing Price of the DIA on December 30, 2020 was $304.13.

Historical Performance of the DIA

Source: Bloomberg

PRS-22

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

THE SPDR® S&P MIDCAP 400® ETF TRUST

The MDY seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P® MidCap 400® Index. The MDY seeks to provide exposure to companies with a market cap in the range of US$1 billion to US$8 billion. This Basket Component trades on the NYSE under the symbol “MDY.”

Information provided to or filed with the SEC by the MDY pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-89088 and 811-08972, respectively ,through the SEC’s website at http://www.sec.gov. See “Reference Sponsors and Fund Descriptions—The SPDR® S&P Midcap 400® ETF Trust” beginning on page S-42 of the accompanying underlying supplement for additional information about the MDY.

In addition, information about the MDY may be obtained from other sources including, but not limited to, the MDY’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the MDY is accurate or complete.

Historical Data

We obtained the Closing Prices of the MDY in the graph below from Bloomberg without independent verification. The historical performance of the MDY should not be taken as an indication of future performance, and no assurances can be given as to the Closing Price of the MDY on the Final Valuation Date. We cannot give you assurance that the performance of the MDY will result in any positive return on your initial investment.

The following graph sets forth daily Closing Prices of the MDY for the period from January 1, 2015 to December 30, 2020. The Closing Price of the MDY on December 30, 2020 was $419.43.

Historical Performance of the MDY

Source: Bloomberg

PRS-23

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

THE ISHARES® RUSSELL 2000 ETF

The IWM seeks to track the investment results of the Russell 2000® Index, which is composed of small-capitalization U.S. equities. This Basket Component trades on the NYSE under the symbol “IWM.”

Information provided to or filed with the SEC by the IWM pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. See “Reference Sponsors and Fund Descriptions—The iShares® Russell 2000 ETF” beginning on page S-28 of the accompanying underlying supplement for additional information about the IWM.

In addition, information about the IWM may be obtained from other sources including, but not limited to, the IWM’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the IWM is accurate or complete.

Historical Data

We obtained the Closing Prices of the IWM in the graph below from Bloomberg without independent verification. The historical performance of the IWM should not be taken as an indication of future performance, and no assurances can be given as to the Closing Price of the IWM on the Final Valuation Date. We cannot give you assurance that the performance of the IWM will result in any positive return on your initial investment.

The following graph sets forth daily Closing Prices of the IWM for the period from January 1, 2015 to December 30, 2020. The Closing Price of the IWM on December 30, 2020 was $196.41.

Historical Performance of the IWM

Source: Bloomberg

PRS-24

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

THE ESTIMATED VALUE OF THE SECURITIES

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities was determined when the terms of the securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities is lower than the principal amount of the securities because costs associated with selling, structuring and hedging the securities are included in the principal amount of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Is Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

PRS-25

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities will be purchased by Wells Fargo Securities as principal, pursuant to a distribution agreement between Wells Fargo Securities and us. We have agreed to pay certain of Wells Fargo Securities’ expenses in connection with the offering of the securities.

Wells Fargo Securities will receive an underwriting discount of $30.70 per security. Wells Fargo Securities proposes to offer the securities to certain securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of $20.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We will deliver the securities against payment therefor in New York, New York on a date that is more than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The principal amount of the securities includes the underwriting discount received by Wells Fargo Securities and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The underwriting discount and projected profit of our hedge counterparties reduce the economic terms of the securities. In addition, the fact that the principal amount includes these items is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction. See “Use of Proceeds and Hedging” in the underlying supplement.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

The securities and the related offer to purchase the securities and sale of the securities under the terms and conditions provided in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The securities are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the securities from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these securities.

Argentina

The securities are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the securities in Argentina. The contents of this document have not been reviewed by the Argentine Comisión Nacional de Valores.

Brazil

The securities have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the securities is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the securities to the public in Brazil. Persons wishing to offer or acquire the securities within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

PRS-26

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

British Virgin Islands

The securities have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This document shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Chile

Neither the issuer nor the securities have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement does not constitute an offer of, or an invitation to subscribe for or purchase, the securities in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus may not be publicly distributed in Mexico. The securities may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Panama

The Securities have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The Securities do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Paraguay

The sale of the securities qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The securities must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The securities are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed securities are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the security.

Peru

The securities have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence nor the Lima Stock Exchange Registry for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder.

Consequently, the securities may not be offered or sold, directly or indirectly, nor may this pricing supplement, the accompanying supplements or any other offering material relating to the securities be distributed or caused to be distributed in Peru to the general public. The securities may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

PRS-27

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Uruguay

The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

PRS-28

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. holders should consult the section entitled “Tax Consequences to Non-U.S. Holders” in the underlying supplement.

The expected characterization of the securities is not binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

While the matter is not entirely clear, since each Basket Component is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), a “Section 1260 Financial Asset”), there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized in respect of a security will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a security is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain in respect of the security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the security will equal the excess of (i) any long-term capital gain you recognized in respect of the security and attributable to the Section 1260 Financial Asset, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) you would have had if you had acquired an amount of the corresponding Section 1260 Financial Asset at fair market value on the original issue date for an amount equal to the portion of the issue price of the security attributable to the Section 1260 Financial Asset and sold such Section 1260 Financial Asset upon the date of sale, exchange, or settlement of the security at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. You should consult your own tax advisor regarding the potential application of Section 1260 of the Code to an investment in the security.

We will not attempt to ascertain whether any Basket Component or any of the entities whose stock is owned by any Basket Component would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Basket Component or one or more of the entities whose stock is owned by any Basket Component were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Basket Components and the entities whose stock is owned by the Basket Components and consult your tax advisor regarding the possible consequences to you if any Basket Component or one or more of the entities whose stock is owned by any Basket Component is or becomes a PFIC or a USRPHC.

PRS-29

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta- one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

PRS-30

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to an investor who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-31

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Domestic ETF Basket due July 5, 2024

VALIDITY OF THE SECURITIES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated September 6, 2019, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

In the opinion of Mayer Brown LLP, when the securities have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the securities will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 6, 2019, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

PRS-32